EXHIBIT 99.1

Crescent Financial Corporation Announces Second Quarter Earnings

CARY, N.C., July 21, 2008 (PRIME NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced unaudited net income for the three months ended June 30, 2008 of $1,031,000 compared to net income of $1,448,000 for the prior year period. Diluted earnings per share for the current three-month period was $0.11 compared to $.15 for the second quarter of 2007. Earnings in the current period were impacted by net interest margin compression resulting from the lower interest rate environment.

Net interest income was $6.3 million for the current quarter compared to $6.6 million for the comparative prior year quarter. Average earning assets grew by $124.5 million, from $705.6 million to $830.1 million. Despite growth in earning assets, the competitive loan pricing environment, the relative high cost of money to fund the strong loan demand and the impact of a rate environment which is 325 basis points lower than a year ago resulted in lower net interest income. Net interest margin declined by 68 basis points to 3.05% for the quarter ended June 30, 2008 compared with 3.73% for the prior year quarter.

Non-interest income grew by $170,000 or 26% to $817,000 compared to $647,000 for the prior year quarter. Revenues increased across several non interest income categories including customer service fees, deposit service charges, earnings on cash value of bank owned insurance and mortgage loan origination fees. The Company incurred a $63,000 loss on the disposition of other real estate owned during the quarter which was offset by a $16,000 gain on the sale of securities and $45,000 in other miscellaneous, non-recurring revenue.

Non-interest expenses increased by $470,000 or 10% from $4.6 million during the second quarter of 2007 to $5.1 million for the current quarter. Personnel, occupancy and data processing expenses together increased by $478,000 as a result of opening two new banking offices and growth in both lending and support staff. As a result of changes made in mid 2007 to assessment rates, FDIC insurance premiums increased by $84,000. Advertising, marketing and business development expenses declined by $29,000 and other non-interest expenses decreased by $64,000. There were non-recurring items in both the current and prior three-month periods. During the second quarter of 2007, $190,000 of expenses were non-recurring, the majority of which related to merging Port City Capital Bank into Crescent State Bank. During the second quarter of 2008, the Company was reimbursed for $65,000 of expenses incurred during the first quarter. The provision for loan losses was $459,000 during the current quarter compared with $322,000 for the prior year period.

For the six months ended June 30, 2008, the Company reported net income of $2,031,000 compared to $2,914,000 for the six months ended June 30, 2007. Diluted earnings per share was $0.21 for the current period and $0.30 for the prior six-month period. Net interest income was unchanged at $12.8 million. Average earning assets for the current six-month period increased by $131.0 million, but was offset by a 61 basis point decline in net interest margin from 3.77% to 3.16%. Non-interest income increased by $349,000, or 27%, primarily in the areas of customer service fees, mortgage loan origination fees and earnings on cash value of bank owned life insurance. Non-interest expenses increased by $1.3 million, or 14%, with $1.1 million attributable to personnel, occupancy and FDIC insurance premium expenses. The provision for loan losses for the current six-month period was $1.3 million compared with $682,000 for the prior year period.

Crescent Financial Corporation reported total assets on June 30, 2008 of $920.6 million reflecting an 18% increase over total assets of $782.2 million on June 30, 2007. Total net loans increased by 22% from $600.8 million to $734.0 million, total deposits increased 6% from $617.8 million to $653.7 million and total borrowings increased by 125% from $75.2 million to $169.1 million. Total stockholders' equity grew by 9% from $86.0 million to $94.1 million.

Mike Carlton, President and CEO, stated, "Recognizing that the current economic environment is very difficult for the entire financial services industry, we are pleased that we are able to report stable earnings in comparison with the first quarter of this year while continuing to expand the balance sheet with solid loan growth. During the first six months of the year we have been able to maintain a consistent mix within the loan portfolio as construction, acquisition and development make up only 26% of the portfolio while commercial real estate reflects 53% of the total loans. As a Company we continue to closely monitor risk within the portfolio and are pleased that our credit quality has held up during these uncertain economic times. Our levels of non performing assets and charge-offs are significantly less than our peer group and reflect our conservative underwriting practices. Nonperforming loans to total loans were .10% while the charge offs for the second quarter were only $29,000 or .02% of average loans on an annualized basis. As we move into the second half of the year we will continue to focus on non-interest income and better expense control while continuing to build the infrastructure needed for a billion dollar financial institution."

Crescent State Bank is a state chartered bank operating thirteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh, Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

 Crescent Financial Corporation
 Consolidated Balance Sheet
 (Amounts in thousands except share and per share data)
 (Unaudited)
                  June 30,   March 31,  Dec. 31,  Sept. 30,   June 30,
                    2008       2008      2007(a)     2007       2007
                 ---------  ---------  ---------  ---------  ---------
 ASSETS

 Cash and due
  from banks     $  13,234  $  14,088  $  12,048  $  13,127  $  14,350
 Interest earning
  deposits with
  banks                391        387        212        365      1,021
 Federal funds sold     98        467         97      4,054     16,664
 Investment securi-
  ties available
  for sale at fair
  value             95,979     94,855     90,758     89,799     88,240
 Loans             742,855    710,545    675,916    651,652    608,318
 Allowance for
  loan losses       (8,855)    (8,425)    (8,273)    (8,190)    (7,536)
                 ---------  ---------  ---------  ---------  ---------
    Net Loans      734,000    702,120    667,643    643,462    600,782
 Accrued interest
  receivable         3,105      3,268      3,762      3,721      3,422
 Federal Home Loan
  Bank stock         7,714      7,039      6,791      6,566      4,271
 Bank premises and
  equipment         10,156      9,966      8,094      6,921      6,923
 Investment in life
  insurance         16,343      9,210      9,123      9,035      8,947
 Goodwill           30,233     30,233     30,233     30,233     30,233
 Other assets        9,323      9,460      6,779      6,968      7,369
                 ---------  ---------  ---------  ---------  ---------
    Total Assets $ 920,576  $ 881,093  $ 835,540  $ 814,251  $ 782,222
                 =========  =========  =========  =========  =========

 LIABILITIES AND
  STOCKHOLDERS'
  EQUITY

 LIABILITIES
 Deposits
   Demand        $  64,306  $  65,890  $  69,368  $  72,653  $  81,181
   Savings          76,591     88,982    110,516    122,359    101,429
   Money market
    and NOW        128,274    106,109     80,316     88,295     97,146
   Time            384,508    392,240    345,231    312,320    338,057
                 ---------  ---------  ---------  ---------  ---------
    Total
     Deposits      653,679    653,221    605,431    595,627    617,813

 Short-term
  borrowings        30,894     10,000     13,755     10,000         --
 Long-term debt    138,248    121,248    121,248    116,248     75,248
 Accrued expenses
  and other
  liabilities        3,692      3,286      3,447      3,273      3,118
                 ---------  ---------  ---------  ---------  ---------
   Total
    Liabilities    826,513    787,755    743,881    725,148    696,179

 STOCKHOLDERS' EQUITY
 Common stock        9,605      9,496      9,405      9,336      9,187
 Additional paid-in
  capital           74,172     73,699     73,596     73,394     72,554
 Retained earnings  10,509      9,478      8,620      6,847      5,285
 Accumulated other
  comprehensive
  loss                (223)       665         38       (474)      (983)
                 ---------  ---------  ---------  ---------  ---------
   Total Stock-
    holders'
    Equity          94,063     93,338     91,659     89,103     86,043

    Total Liabili-
     ties and
     Stockholders'
     Equity      $ 920,576  $ 881,093  $ 835,540  $ 814,251  $ 782,222
                 =========  =========  =========  =========  =========

  Ending shares
   outstanding   9,604,826  9,496,555  9,404,579  9,335,755  9,187,468
  Book value per
   share         $    9.79  $    9.83  $    9.75  $    9.54  $    9.37
  Tangible book
   value per
   share         $    6.54  $    6.53  $    6.42  $    6.19  $    5.95

 Crescent Financial Corporation
 Consolidated Income Statements
 (Amounts in thousands except share and per share data)
 (Unaudited)

                             For three month period ended
                 -----------------------------------------------------
                  June 30,  March 31,   Dec. 31,  Sept. 30,   June 30,
                    2008       2008       2007       2007       2007
                 ---------  ---------  ---------  ---------  ---------
 INTEREST INCOME
 Loans           $  11,936  $  12,472  $  13,249  $  12,867  $  12,331
 Investment securi-
  ties available
  for sale           1,227      1,206      1,155      1,142      1,096
 Fed funds sold and
  other interest        14         44         14         86        175
                 ---------  ---------  ---------  ---------  ---------
   Total Interest
    Income          13,177     13,722     14,418     14,095     13,602
                 ---------  ---------  ---------  ---------  ---------
 INTEREST EXPENSE
 Deposits            5,502      5,709      5,782      6,121      5,965
 Short-term
  borrowings            91        117        182        149        209
 Long-term debt      1,292      1,372      1,421      1,016        859
                 ---------  ---------  ---------  ---------  ---------
   Total Interest
    Expense          6,885      7,198      7,385      7,286      7,033
                 ---------  ---------  ---------  ---------  ---------
     Net Interest
      Income         6,292      6,524      7,033      6,809      6,569
 Provision for
  loan losses          459        806        337        666        322
                 ---------  ---------  ---------  ---------  ---------
   Net interest
    income after
    provision for
    loan losses      5,833      5,718      6,696      6,143      6,247
                 ---------  ---------  ---------  ---------  ---------

 Non-interest income
  Mortgage loan
   origination
   income              151        172        116        146        135
  Service charges
   and fees on
   deposit accounts    381        381        355        336        322
  Gain/loss on sale
   of securities        16         --         --         --         --
  Gain/(loss) on
   disposal of
   assets              (63)        (9)       (65)        --         --
  Other                332        264        249        208        190
                 ---------  ---------  ---------  ---------  ---------
   Total non-inte-
    rest income        817        808        655        690        647
 Non-interest
  expense
   Salaries and em-
    ployee benefits  2,917      2,804      2,460      2,476      2,535
   Occupancy and
    equipment          656        663        602        582        564
   Data processing     261        271        261        278        257
   Other             1,259      1,283      1,254      1,066      1,267
                 ---------  ---------  ---------  ---------  ---------
    Total non-
     interest
     expense         5,093      5,021      4,577      4,402      4,623
                 ---------  ---------  ---------  ---------  ---------
    Income before
     income taxes    1,557      1,505      2,774      2,431      2,271

 Income taxes          526        505      1,002        868        823
                 ---------  ---------  ---------  ---------  ---------
     Net income  $   1,031  $   1,000  $   1,772  $   1,563  $   1,448
                 =========  =========  =========  =========  =========
 NET INCOME PER
  COMMON SHARE
   Basic         $    0.11  $    0.11  $    0.19  $    0.17  $    0.16
                 =========  =========  =========  =========  =========
   Diluted       $    0.11  $    0.10  $    0.18  $    0.16  $    0.15
                 =========  =========  =========  =========  =========

 WEIGHTED AVERAGE
  COMMON SHARES
  OUTSTANDING
   Basic         9,467,294  9,417,694  9,363,700  9,246,318  9,140,356
                 =========  =========  =========  =========  =========
   Diluted       9,678,841  9,678,862  9,678,862  9,642,429  9,626,134
                 =========  =========  =========  =========  =========

   Return on
    average assets    0.46%      0.47%      0.85%      0.79%      0.76%
   Return on
    average equity    4.37%      4.32%      7.73%      7.04%      6.73%
   Net interest
    margin            3.05%      3.27%      3.64%      3.72%      3.73%
   Allowance for
    loan losses to
    avg loans         1.19%      1.19%      1.22%      1.26%      1.24%
   Nonperforming
    loans to total
    loans             0.10%      0.04%      0.40%      0.22%      0.10%
   Nonperforming
    assets to total
    assets            0.29%      0.29%      0.36%      0.21%      0.09%

 (a) Derived from audited consolidated financial statements.

CONTACT: Crescent Financial Corporation
         Michael G. Carlton, President and CEO
         Bruce W. Elder, Vice President
         (919) 466-1005